GUILFORD MILLS, INC.
        AMENDED AND RESTATED PHANTOM STOCK AGREEMENT

     THIS AGREEMENT, dated as of September 21, 1994, is made between GUILFORD MILLS, INC. (the "Company") and CHARLES A.
HAYES (the "Executive").

                         WITNESSETH:

     WHEREAS, the Company and the Executive entered into a Phantom Stock Agreement, dated October 26, 1990, and an amendment thereto, dated May 1, 1992 (collectively, the "Original Phantom Stock Agreement"); and

     WHEREAS, the Company and the Executive desire to amend further the Original Phantom Stock Agreement and, for purposes of clarity and convenience, to consolidate such further amendments and the Original Phantom Stock Agreement with and into this Amended and Restated Phantom Stock Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. GRANT OF AWARD. The Company hereby grants to the Executive, subject to the terms and conditions herein set forth
(i) phantom stock with respect to 105,000 shares of common stock, par value $.02 per share, of the Company (the "Phantom Stock") and (ii) 84,000 stock appreciation rights (the "Rights") (the Phantom Stock and the Rights being collectively hereinafter referred to as the "Stock Award").

     2. TERMS AND CONDITIONS. It is understood and agreed that the award evidenced by this Amended and Restated Phantom
Stock Agreement (the "Agreement") is subject to the following terms and conditions:

          (a) No Stock Issuance; No Voting Rights. In no event shall the Company issue or deliver shares of its common stock to the Executive pursuant to this Agreement and nothing in this Agreement shall be construed to give the Executive any interest or right in any shares of Company common stock. The Executive will not have voting rights of any kind with respect to the Stock Award.

          (b) Restrictions. The Executive shall not sell, transfer, assign, give, place in trust, or otherwise dispose of or pledge, grant a security interest in, or otherwise encumber his rights under this Agreement, and any purported sale, transfer, pledge or other disposition or encumbrance shall be null and void. Upon termination of the Executive's employment with the Company for Cause, as hereinafter defined in
Section 5, the Executive shall automatically forfeit any and all rights, claims or interests in the Stock Award not then vested, and in any dividends or interest thereon.

          (c) Vesting of the Phantom Stock. If the aggregate amount of the Company's primary net earnings per equivalent share, exclusive of any extraordinary gains for its fiscal years ending June 28, 1992, June 27, 1993 and October 2, 1994 (without regard to the transition period from June 28, 1993 to September 26, 1993) equal or exceed $6.11, or such lesser amount as may be determined by the Company's Board of Directors (the "1992-1994 Target") or the Adjusted 1992-1994 Target, as hereinafter defined, the Executive shall become vested in the Phantom Stock on October 2, 1994 (the "Initial Vesting Date"), if he is then employed by the Company. If neither the 1992-1994 Target or the Adjusted 1992-1994 Target is met, the Executive shall become vested in the Phantom Stock as follows: the Executive shall become vested in (i) 21,000 shares of Phantom Stock on the Initial Vesting Date if he is then employed by the Company and (ii) 84,000 shares of Phantom Stock (the "Performance-Based Phantom Stock") on June 30, 2000 (the "Deferred Vesting Date"), if he is then employed by the Company. At the date the Executive becomes vested in any share of Phantom Stock, he shall thereupon become entitled to receive, and the Company as soon as practicable thereafter shall deliver to the Executive, a cash payment equal to the then Fair Market Value, as hereinafter defined in Section 2(e), of one share of Company common stock.

          The 1992-1994 Target will be adjusted downward if, for the 36-month period from July 1, 1991 to June 30, 1992, July 1, 1992 to June 30, 1993 and October 1, 1993 to
September 30, 1994 (the "Target Period"), the average QFR Rate, as defined herein, is less than 8.3%. The "QFR Rate" shall mean the annual rate of profit on stockholders' equity before taxes for corporations in the textile mills products classification having assets of $25,000,000 and over, as reported in the Quarterly Financial Report published by the United States Department of Commerce. If the average QFR Rate for the Target Period is less than 8.3%, the average QFR Rate for the Target Period shall be divided by 8.3% and the resulting quotient (the "Adjustment Quotient") shall then be multiplied by the 1992-1994 Target (the resulting product being herein referred to as the "Adjusted 1992-1994 Target"). If the Adjustment Quotient is less than .75, the Adjustment Quotient shall be increased to .75 for purposes of the calculations herein.

          The following examples illustrate the manner in which the Adjusted 1992-1994 Target is calculated (the figures below are for illustrative purposes only and should not be construed as forecasts or predictions):

      Example 1:

         12 Months Ending                Hypothetical QFR Rate

            June 30, 1992                        6.0%
            June 30, 1993                        7.0%
            September 30, 1994                   8.0%

            Average QFR Rate for the Target Period = 7.0%

                .07/.083 = .843 [The Adjustment Quotient]

                .843 [The Adjustment Quotient] x 6.11 [The
                1992-1994 Target] = $5.15 [The Adjusted
                1992-1994
                    Target]

      Example 2:

            12 Months Ending             Hypothetical QFR Rate

            June 30, 1992                         3.0%
            June 30, 1993                         3.7%
            September 30, 1994                    5.0%

            Average QFR Rate for the Target Period = 3.9%

                .039/.083 = .469 [The Adjustment Quotient]

            Because the Adjustment Quotient is less than .75, the Adjustment Quotient is increased to .75 for purposes of calculating the Adjusted 1992-1994 Target.

                .75 x 6.11 [The 1992-1994 Target] = $4.58
                [The Adjusted 1992-1994 Target]

          (d) Vesting of the Rights. Provided the 1992-1994 Target or the Adjusted 1992-1994 Target is met, the Executive shall become vested in the Rights 30 calendar days following the date upon which he is no longer a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code (the "Second Vesting Date"), for any reason whatsoever other than a termination of the Executive's employment with the Company for Cause. Upon the vesting of the Rights, the Executive shall be entitled to receive a cash payment as follows:

          (A)  If the Second Vesting Date occurs on or
     after the Third Valuation Date, as hereinafter defined, the Executive shall be entitled to receive a cash payment equal to the sum of (i) the sum of
     (x) the product of (aa) the excess, if any, of the Fair Market Value of one share of Company common stock on January 2, 1995 (the "First Valuation
     Date") over the Fair Market Value of one share of Company common stock on the Initial Vesting Date and
     (bb) 28,000 and (y) interest at the rate of 9% per annum compounded annually on such product from the First Valuation Date to the Second Vesting Date;
     (ii) the sum of (x) the product of (aa) the excess, if any, of the Fair Market Value of one share of Company common stock on January 2, 1996 (the "Second
     Valuation Date") over the Fair Market Value of one share of Company common stock on the Initial
     Vesting Date and (bb) 28,000 and (y) interest at the rate of 9% per annum compounded annually on such product from the Second Valuation Date to the Second
     Vesting Date; and (iii) the sum of (x) the product of (aa) the excess, if any, of the Fair Market Value of one share of Company common stock on January 2, 1997 (the "Third Valuation Date") over the Fair
     Market Value of one share of Company common stock on the Initial Vesting Date and (bb) 28,000 and
     (y) interest at the rate of 9% per annum compounded annually on such product from the Third Valuation
     Date to the Second Vesting Date;

          (B) If the Second Vesting Date occurs before the First Valuation Date, the Executive shall be entitled to receive a cash payment equal to the product of (aa) the excess, if any, of the Fair
     Market Value of one share of Company common stock on the Second Vesting Date over the Fair Market Value of one share of Company common stock on the Initial
     Vesting Date and (bb) 84,000;

          (C)  If the Second Vesting Date occurs on or
     after the First Valuation Date but before the Second
     Valuation Date, the Executive shall be entitled to receive a cash payment equal to the sum of (i) the cash payment calculated in accordance with clause (A)(i) above and (ii) the product of (aa) the excess, if any, of the Fair Market Value of one share of Company common stock on the Second
     Vesting Date over the Fair Market Value of one share of Company common stock on the Initial Vesting Date and (bb) 56,000; and

          (D)  If the Second Vesting Date occurs on or
     after the Second Valuation Date but before the Third
     Valuation Date, the Executive shall be entitled to receive a cash payment equal to the sum of (i) the cash payment calculated in accordance with clause (A)(i) above, (ii) the cash payment calculated in accordance with clause (A)(ii) above and (iii) the product of (aa) the excess, if any, of the Fair Market Value of one share of Company common stock on the Second Vesting Date over the Fair
     Market Value of one share of Company common stock on the Initial Vesting Date and (bb) 28,000.

          If neither the 1992-1994 Target or the Adjusted 1992-
1994 Target is met, the Rights shall expire and the Executive shall not become vested in the Rights nor be entitled to receive any payments pursuant to the Rights.

          (e) Fair Market Value. For purposes of this Agreement, the term "Fair Market Value" of one share of Company common stock on any date shall mean the average of the daily closing prices per share of such stock for the ten consecutive business days immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the common stock of the Company is then listed or admitted to trading or, if the common stock of the Company is not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any successor system then in use.

          (f) Dividends. The Company will establish in its accounting records a book account in the name of the Executive. There shall be credited to the book account interest on the Rights as determined in accordance with Section 2(d) hereof, provided the 1992-1994 Target or the Adjusted 1992-1994 Target is met. In addition, there shall be credited to the book account an amount equal to all dividends and other distributions (i) that would have been paid on each share of Phantom Stock if it had been issued and outstanding from and after October 26, 1990 to and including the Initial Vesting
Date or, if earlier, the date on which it is forfeited in accordance with the foregoing provisions of this Section 2 and
(ii) that are paid on (aa) 84,000 shares of Company common stock from the Initial Vesting Date, if the Executive is then employed by the Company, to the First Valuation Date or the Second Vesting Date, whichever is earlier, (bb) 56,000 shares of Company common stock from the First Valuation Date, if the Executive is then employed by the Company, to the Second
Valuation Date or the Second Vesting Date whichever is earlier and (cc) 28,000 shares of Company common stock from the Second Valuation Date, if the Executive is then employed by the Company, to the Third Valuation Date or the Second Vesting Date whichever is earlier.
All amounts credited to the book account in accordance with the preceding sentence will be credited with interest at the rate of 9% per annum, compounded annually. The Executive will be entitled to receive the dividends credited, in accordance with clause (i) of this Section 2(f), with respect to each share of Phantom Stock, together with interest thereon at the rate of 9% per annum, at the same time as he becomes vested in that share of Phantom Stock under the vesting provisions set forth in Section 2(c) above; provided, however, that dividends credited with respect to the Performance-Based Phantom Stock that cannot vest before the Deferred Vesting Date as a result of the Company's failure to achieve the 1992-1994 Target or the Adjusted 1992-1994 Target, as the case may be, will be forfeited, together with any interest credited thereon to the date of forfeiture. The Executive will be entitled to receive the dividends credited, in accordance with clause (ii) of this Section 2(f), with respect to the shares of Company common stock described in such clause, together with interest thereon at the rate of 9% per annum, on the Second Vesting Date, provided that nothing in this Agreement shall be construed to give the Executive the right to receive any of the shares of Company common stock described in clause (ii) or the cash equivalent thereof.

          (g)  Change in Control.  Notwithstanding the
foregoing provisions of this Section 2, if there is a Change in Control of the Company (as defined in the Guilford Mills, Inc. 1989 Restricted Stock Plan), all shares of Phantom Stock and all Rights not previously forfeited will immediately vest, and the Executive will be entitled to receive any dividends and interest then credited to his book account in accordance with
Section 2(f) hereof; provided, however, that in the event of any conflict between the provisions of this Section 2(g) and any other contract or arrangement between the Executive and the Company relating to a Change in Control of the Company, the provisions of such other contract or arrangement shall control.

     3. WITHHOLDING. There shall be deducted from each payment made by the Company to the Executive pursuant to this Agreement all taxes and other amounts which the Company is required to withhold under any federal, state or local law or regulation.

     4. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not confer upon the Executive any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with the right of the Company or any such subsidiary or affiliated company to terminate the Executive's employment at any time for any reason or no reason.

     5.   RESTRICTIVE COVENANTS.  In consideration of the Stock
Award evidenced by this Agreement and to induce the Company to grant the award, the Executive agrees:

          (a) Definitions. As used in this Section 5, the following terms shall have the meanings ascribed to them in this subsection:

          "Business" shall mean the business of
     developing, knitting, dyeing and finishing, designing, printing or marketing textile yarns or fabrics for clothing apparel or home furnishings or for automotive or upholstery applications.

          "Cause" shall mean (i) the Executive's willful and continued failure to perform substantially the duties assigned to him by Guilford (other than by reason of illness or mental or physical disability or incapacity) after a written demand for substantial performance is delivered to the Executive by any officer of Guilford, which demand specifically identifies the manner in which the Executive has not substantially performed his duties; (ii) actions by the Executive that violate policies of Guilford which have been announced or published to affected employees and that are not corrected within 30 days of the Executive's receipt of written notice of such violation from an officer of Guilford; (iii) theft or misappropriation of Guilford's assets by the Executive; or (iv) any act by the Executive that constitutes an act of moral turpitude which materially injures Guilford or materially affects the Executive's ability to perform his duties.

          "Competitive Company" shall mean any person, corporation, association, joint venture, partnership, or other business entity that engages in any part of the Business in competition with Guilford.

          "Guilford" shall mean the Company or any of its subsidiaries, affiliated companies, successors or assigns.

          "Restrictive Period" shall mean a period of three years following the Executive's voluntary termination of his employment with Guilford or the termination of his employment by Guilford for Cause;
     provided, however, that the Restrictive Period shall be extended for an additional period equal to any period during which the Executive is in violation of any of the provisions of Section 5(d) below.

          "Territory" - (i) The Executive acknowledges and agrees that Guilford does business on a nationwide basis, with customers throughout the country, and that the breach of the Executive's covenants contained herein would immeasurably and irreparably damage Guilford regardless of the area of the country in which the activities constituting such breach were to occur.

     Accordingly, the area in which the terms and provisions of these covenants shall apply (the "Territory") shall be the entire United States ; and (ii) In the event that the preceding subparagraph shall be determined by judicial action to define too broad a territory to be enforceable, the Territory shall consist of the following states: California, Georgia, Illinois, Michigan, New York, North Carolina and Pennsylvania as well as any other state of the United States in which Guilford, during the continuation of the Executive's employment with Guilford or during the Restrictive Period, maintains a place of business.

          (b) Acknowledgements. The Executive acknowledges that by reason of his position with Guilford he is and will be acquainted with confidential and privileged information relating to customer files and special customer information, vendor sources and information, production methods and techniques, promotional materials and information, financing, mergers, acquisitions, selective personnel information and confidential processes, designs, ideas, machinery, plans, devices and materials, and other similar matters treated by Guilford as confidential (the "Confidential Information") and that use of the Confidential Information against Guilford might seriously damage Guilford in its Business.

          (c) Nondisclosure. The Executive agrees that he will not, without the prior written consent of Guilford, divulge, furnish, or make accessible to any third person, company or other organization or entity (other than in the regular course of Guilford's business) any Confidential Information; provided, however, that this covenant will not apply to any Confidential Information that was rightfully in the Executive's possession prior to Guilford's disclosure thereof to him, that is or becomes through no fault of the Executive generally available to the public or that is independently developed and supplied to the Executive by a source other than Guilford.

          (d)  Covenant Not to Compete.  During the
continuation of his employment with Guilford and during the Restrictive Period if his employment with Guilford is terminated by him voluntarily or by Guilford for Cause, the Executive will not, directly or indirectly, within the
Territory:

          (i) Own, manage, operate, control, be employed by, render advisory services to, support or assist
     (by loans or otherwise), participate in or be connected in the management or control of any Competitive Company, unless his affiliation with such Competitive Company is not related in any way, directly or indirectly, to the Business; or

             (ii)    Solicit or attempt in any manner to
     persuade or influence any present or future customer of Guilford to divert its purchases of textile products or services from Guilford to any Competitive Company.

          (e) Enforcement. In the event of any breach or threatened breach of the provisions of this Section 5 by the Executive, Guilford, in addition to any other rights and remedies it may have, shall be entitled to an injunction restraining such breach or threatened breach, it being stipulated and agreed that a breach by the Executive would cause irreparable damage to Guilford and that its remedies at law would be inadequate. The existence of any claim or cause of action on the part of the Executive against Guilford shall not constitute a defense to the enforcement of these provisions. The Executive agrees that the terms of the foregoing covenants, including without limitation the Restrictive Period and the Territory, are reasonable in all respects and necessary for the protection of Guilford, and represents and warrants to Guilford that he will be able to support himself and his dependents notwithstanding the covenants. If any court of competent jurisdiction shall finally adjudicate that any of the covenants provided for herein are too broad as to area, activity or time covered, such area, activity or time covered may be reduced to whatever extent the court deems reasonable and the covenants herein and the remedy of injunctive relief may be enforced as to such reduced area, activity or time.

     6.   ADDITIONAL TERMS.

          (a) Construction. This Agreement will be construed by and administered under the supervision of the Compensation Committee of the Board of Directors of the Company, and all determinations of the Compensation Committee will be final and binding on the Executive.

          (b) Dilution. Nothing in this Agreement will restrict or limit in any way the right of the Board of Directors of the Company to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan; provided, however, that in the event of a stock dividend, split-up, combination of shares, recapitalization or other similar capital change in the issued and outstanding shares of common stock of the Company after the date of this Agreement, the Compensation Committee shall make appropriate adjustments to the number of shares of Phantom Stock and Rights subject to this Agreement to prevent dilution of the benefits intended hereby. The determination of the Compensation Committee shall be final and binding on the Executive.

          (c) No Funding. The obligations of the Company to make payments under this Agreement shall constitute an unsecured liability of the Company, and the rights of the Executive to receive payments from the Company under this Agreement will be no greater than the right of any other unsecured general creditor of the Company. Without limiting the generality of the foregoing, it is understood and agreed that the Company will not be required to establish or maintain any special or separate fund or otherwise to segregate assets to assure that payments under this Agreement will be made, and the Executive will not have any interest in any asset of the Company. Nothing contained in this Agreement and no action taken pursuant hereto will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive.

          (d) Notices. Any notice hereunder to the Company shall be addressed to it at its offices in Greensboro, North Carolina, Attention: Vice President/Chief Financial Officer, and any notice hereunder to the Executive shall be addressed to him at his current address as reflected in the personnel records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

          (e) Counterparts. This Agreement may be executed in counterparts each of which taken together shall constitute one and the same instrument.

          (f) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The parties, however, consent to, and agree that, jurisdiction and venue shall rest in the courts of the State of North Carolina for purposes of settling any controversy or claim arising out of or relating to this Agreement.

          (g) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Stock Award and supersedes and replaces the Original Phantom Stock Agreement. The Executive waives any right to assert any claim for payment under the Original Phantom Stock Agreement.

          (h) Transferability. None of the Executive's rights in the Stock Award shall be transferable by the Executive other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an appropriate officer and the Executive has executed this Agreement, both as of the day and year first above written.

                        GUILFORD MILLS, INC.


                        By: /s/ Terrence E. Geremski
                            Name:  Terrence E. Geremski
                            Title: Vice President/Chief Financial
                                   Officer and Treasurer



                              /s/ Charles A. Hayes
                              CHARLES A. HAYES